Exhibit 99.1

News Release
Contact: Todd Allen, CFA Vice President, Investor and Media Relations 410-689-7632 tallen@foundationcoal.com

Foundation Coal Announces Third Quarter 2008 Results

•	As Previously Announced, Q3 Results Impacted By Reduced Eastern Production Due To Adverse Geology, Increased Regulatory Activity And Labor Conditions

•	Repurchase Authorization Increased; Repurchases To Date Total $86 Million

•	Average Realizations Higher In All Regions For 2009, 2010 And 2011

•	Committed And Priced Position Increased, Locking In Recent Pricing Strength: 94% Priced In 2009; 58% Priced In 2010

•	Adjusting Production And EBITDA Guidance To Reflect Geology, Regulatory And Labor Conditions In The East

LINTHICUM HEIGHTS, Md., October 22, 2008 – Foundation Coal Holdings, Inc. (NYSE:FCL) today reported a third quarter 2008 net loss of $32.2 million or $0.71 per share, compared to net income of $1.9 million or $0.04 per diluted share in the third quarter of 2007. Third quarter results were impacted by adverse geological conditions and increased regulatory inspection activity in Northern and Central Appalachia, escalating wages, a shortage of skilled labor in Central Appalachia, and unrealized mark-to-market losses. Excluding these unrealized mark-to-market losses the net loss was $21.0 million or $0.46 per share, compared to net income excluding special items of $3.3 million or $0.07 per diluted share last year.

Summary Statistics

($ in millions, except per-share and tonnage amounts)

	Quarter Ended September 30, 2008	Quarter Ended September 30, 2007	Year-to-date September 30, 2008		Year-to-date September 30, 2007
Coal Sales Revenues	$400.7	$350.8	$1212.4		$1096.8
Coal Shipments (MM Tons)	17.6	18.4	53.1		55.5
Net Income (Loss)	($32.2)[1]	$1.9	($30.5	) [2]	$22.7	[3]
Earnings (Loss) per Diluted Share	($0.71)[1]	$0.04	($0.67	) [2]	$0.49	[3]
Adjusted EBITDA	$46.0	$63.8	$196.3		$228.2	[4]

NOTE:

[1]	Includes net unrealized mark-to-market losses of $11.2 million after-tax.

[2]	Includes $2.8 million of incremental after-tax stock-based compensation expense, a $1.2 million after-tax non-cash asset write-off, and net unrealized mark-to-market losses of $10.3 million after-tax.

[3]	Includes the impacts of employee and coal supply termination expenses at the Wabash mine, a nine day strike, and one-time regulatory issues.

[4]	Includes the impacts of a nine day strike and one-time regulatory issues.

Please see EBITDA reconciliation and reconciliation of non-GAAP measures to net income tables included as exhibits to this release.

– More –

Foundation Coal Announces Third Quarter 2008 Results	Page 2

James F. Roberts, Chairman and Chief Executive Officer, commented, “Third quarter results were substantially below our expectations due to the approximately 800,000 ton production shortfall in the East. We are clearly disappointed with these results. However, we have taken steps to address the issues that impacted our third quarter performance, and we have carefully reassessed the impacts of geological conditions, regulatory activity and labor constraints on our Eastern operations. Based on this reassessment, we are adjusting our guidance to ensure that our targets are achievable based upon the current operating environment.”

“Adverse geology reduced Eastern production by approximately 650,000 tons, the majority of which was attributable to sandstone encountered at our Emerald Mine in Northern Appalachia. Increased inspection activity in both Northern and Central Appalachia reduced Eastern production by approximately 100,000 tons, and the shortage of skilled labor in Central Appalachia further contributed to the production shortfall. Together, these impacts reduced Foundation’s third quarter adjusted EBITDA by an estimated $33 million.”

Mr. Roberts continued, “During late September, the rebuilt longwall was reinstalled at our Emerald Mine, and both longwalls are currently producing coal. With two longwalls in operation impacts from adverse geology should be reduced in the future. While we cannot directly control the amount of inspection activity or the dynamic interpretations of the regulations, the best way to minimize the operational disruption is to ensure that our mines operate in compliance with all applicable regulations and maintain the highest safety standards. Foundation’s compliance performance is far better than the industry average, and we are on track for a record safety year by a wide margin. Regarding labor, we are taking steps to improve retention by reducing overtime demands on our existing workforce, improving training and adjusting wages, and we continue to aggressively recruit skilled workers for our mines in the East.”

“Though we have taken steps to mitigate the impacts,” Mr. Roberts stated, “increased inspections in the East and a limited supply of labor in Central Appalachia appear to be persistent issues affecting all Eastern producers. Given this operating environment and the production constraints at our Emerald Mine, we are adjusting our 2008 adjusted EBITDA guidance to a range of $300 million to $320 million, and our 2009 adjusted EBITDA guidance to a range of $525 million to $625 million. Based on our current committed and priced position and our outlook for pricing on our open tons, we believe these ranges are achievable and appropriately reflect our current view of the operating landscape.”

Mr. Roberts added, “Foundation’s Board of Directors voted to increase the company’s share repurchase authorization from $100 million to $200 million during the third quarter. To date, we have repurchased $86 million worth of stock, approximately $39 million of which was repurchased since the end of the second quarter.”

– More –

Foundation Coal Announces Third Quarter 2008 Results	Page 3

FINANCIAL RESULTS

Period to Period Comparisons

Foundation Coal reported a net loss of $32.2 million or $0.71 per share during the third quarter of 2008, compared to net income of $1.9 million or $0.04 per diluted share in the year ago quarter. The net loss during the third quarter of 2008 is primarily attributable to lower Eastern shipments and higher cost of coal sales, most notably in the areas of purchased coal, diesel fuel, equipment repairs and maintenance, labor, operating supplies and royalty expense in the Powder River Basin (PRB). The scheduled third quarter longwall move at the Cumberland Mine compared to none in the year-ago quarter contributed to lower Eastern shipments.

In addition, unrealized net mark-to-market losses on the company’s diesel hedges and certain coal contracts, which will reverse in future quarters, increased the third quarter 2008 after-tax loss by $11.2 million (see attached “Reconciliation of Non-GAAP Measures to Net Income”). Net income in the third quarter last year includes a $1.4 million after-tax charge for employee and coal supply termination expenses at the Wabash Mine. Excluding these special items, the third quarter net loss was $21.0 million or $0.46 per share, compared to net income of $3.3 million or $0.07 per diluted share last year.

Coal sales revenues were $400.7 million, up 14 percent from the third quarter of 2007 primarily due to a 20 percent increase in average per ton sales realizations, which more than offset a 0.7 million ton decrease in shipments from Northern and Central Appalachia and a 0.3 million ton decrease in shipments from the PRB.

The strong increase in average per ton sales realizations reflects higher realizations in all active production regions. Third quarter average realizations per ton in Central Appalachia and Northern Appalachia rose 43 percent and 18 percent, respectively, compared to the same period last year, while average realizations per ton in the PRB increased 11 percent.

The net loss for the nine months ended September 30, 2008 was $30.5 million or $0.67 per share, compared to net income of $22.7 million or $0.49 per diluted share in the comparable period last year. Excluding special items (see attached “Reconciliation of Non-GAAP Measures to Net Income”), the year-to-date 2008 net loss was $16.2 million or $0.36 per share, compared to net income of $30.6 million or $0.66 per diluted share in the first nine months of 2007.

EBITDA, as defined in the company’s bank credit agreement (“adjusted EBITDA”) was $46.0 million in the third quarter of 2008 compared to $63.8 million in the third quarter of 2007. The decrease in Adjusted EBITDA reflects lower shipments, higher cost of coal sales, and higher selling, general and administrative expenses which more than offset higher average per ton realizations in all active production regions.

Cash Flows and Liquidity

For the quarter ended September 30, 2008, cash flows provided by operating activities were $20.6 million compared to $39.2 million in the corresponding quarter of the prior year. Capital expenditures in the third quarter of 2008 were $44.1 million compared to $44.7 million in the third quarter of 2007. Capital expenditures were primarily for equipment and mine development expenditures to sustain operations, but also included pre-development spending on the Foundation and Freeport mines and capitalized rebuild costs for the second longwall at Emerald.

– More –

Foundation Coal Announces Third Quarter 2008 Results	Page 4

Available liquidity under the company’s existing revolving credit agreement was approximately $331 million at September 30, 2008.

MARKET OVERVIEW

Despite concerns of a global economic slowdown, Asian demand continues to grow and will continue to drive demand for seaborne coal for the foreseeable future. Worldwide, approximately 380GWs of new coal-fired electricity generation are planned to be completed in the next five years—an amount greater than today’s entire installed fleet in the United States. This growth will come predominantly from China and India, with China forecasted to add some 50GWs of new coal-fired generation every year and India reportedly planning to add 78 GWs of capacity through 2012. Due to this demand growth, the worldwide steam coal market is expected to remain tight for several years.

Lower exports from several coal-exporting countries including Indonesia and Vietnam, combined with Asian demand growth, are increasingly driving South African exports to Asia, especially India, which in turn leaves Europe in need of seaborne coal. This European demand, coupled with a relatively weak dollar, has driven a sharp increase in U.S. exports. For 2008, the Energy Information Administration estimates that exports will be nearly 85 million tons, an increase of approximately 25 million tons compared to 2007 and approximately 35 million tons compared to 2006. At the same time U.S. imports have decreased slightly, resulting in significant market tightening in the Eastern United States which is the source of nearly all U.S. exports.

Throughout the third quarter, the market for Eastern coals remained tight as relatively constrained supply growth could not offset the sharp increase in net exports. Current year-to-date production growth estimates for Eastern coal range from 1 to 2 percent, despite several quarters of record pricing. Recently several Eastern producers warned of weak production levels for the third quarter, so these growth estimates may be revised even lower. Three pervasive factors should continue to constrain supply growth in the Eastern United States. First, labor markets are extremely tight, raising costs and reducing production. Second, intensified regulatory activity has been cited by several producers as reducing coal production in the East. Third, the inability to secure permits has and will continue to limit the ability to open new mines and longer-term could threaten the approximately 87 million tons of Central Appalachian surface mine production. Given these systemic constraints, Eastern production can reasonably be expected to remain in structural deficit.

Domestic inventories have built recently and now stand at approximately 149 million tons, or approximately 52 days, up from roughly 142 million tons last year, primarily reflecting robust stockpile growth in the West. Inventories at utilities served by Northern and Central Appalachian coals are now in the 30-day range, well below the historical average and the nationwide average. This shortage of coal is reflected in Eastern prices which have more than doubled compared to last year.

– More –

Foundation Coal Announces Third Quarter 2008 Results	Page 5

In contrast to the tight market for Eastern coals, the PRB appears to be in a condition of near-term oversupply. Inventories at utilities served by PRB coals remain high with over 60 days of inventory on average, and year-to-date production is up nearly 3 percent in the PRB. These factors have combined to effectively cap near-term prices. However, forward prices are substantially higher than current spot prices, indicating an expected market tightening in the intermediate term as demand continues to increase.

While the physical market for Eastern coal remains tight, the threat of a global economic slowdown and a weakening global steel market have driven spot prices of coal lower in the financial markets. Thus far, the price of coal in the physical market has been somewhat disconnected from quoted spot prices. However, a protracted economic slowdown could slacken demand for metallurgical and steam coals and could negatively influence marginal pricing in the near-term. Longer-term, coal industry fundamentals remain intact. Coal has been the fastest growing fossil fuel for five consecutive years, and significant additional growth is expected worldwide. The seaborne coal market has grown to nearly 1 billion tons annually, and U.S. exports are projected to continue to increase. These factors should lead to a tight market for coal, both globally and in the United States, in the coming years.

– More –

Foundation Coal Announces Third Quarter 2008 Results	Page 6

OUTLOOK

Based on the current operating environment, including a continuing labor shortage in Central Appalachia and increased regulatory activity, as well as production constraints at the Emerald Mine, Foundation is adjusting its Eastern production guidance for all years. Accordingly, Foundation is reducing its 2008 adjusted EBITDA guidance to a range of $300 million to $320 million and its 2008 diluted earnings per share before special items guidance to a range of $0.27 to $0.65. Based on the company’s current committed and priced position and the revised 2009 production forecast, Foundation is reducing its 2009 adjusted EBIDTA guidance to a range of $525 million to $625 million.

Guidance

($ in millions, except per-share, per-ton and percentage amounts)

	2008	2009	2010	2011
Total Revenues	$1,675 - 1,715
Adjusted EBITDA	$300 - 320	$525 –625
Net Income Before Special Items	$12 - 30
Earnings per Diluted Share Before Special Items	$0.27 - 0.65
Capital Expenditures[1]	$170 - 180	Under Review
Depreciation, Depletion and Amortization	$210 - 215
Amortization of Coal Supply Agreements	$1 - 2
Effective Income Tax Rate on Book Pre-Tax Income Before Special Items	40% - 20%
Average per Ton Sales Realization on Committed and Priced Coal Shipments
West	$10.09	$10.43	$11.14	$12.13
East	$52.21	$65.41	$68.10	$78.20
Coal Shipments (MM Tons)[2]	71.0 – 72.0	73.5 – 76.5	72.5 – 76.5	72.5 – 76.5
West	50.5 – 51.0	54.0 - 56.0	54.0 - 56.0	54.0 -56.0
East[2]	20.5 – 21.0	19.5 - 20.5	18.5 – 20.5	18.5 – 20.5
Committed and Priced (%)[3],4	100%	94%	58%	28%
West	100%	98%	64%	32%
East	100%	82%	40%	17%

NOTES:

[1]	Excludes annual bonus bid payments on Federal Lease by Application in the Powder River Basin of $36.1 million.

[2]

Coal shipments for the East and consolidated coal shipments exclude traded coal, and include approximately 1.3 million tons of purchased coal in 2008 and approximately 0.5 million tons of purchased coal in each of 2009, 2010 and 2011.

[3]

In 2009, committed and priced Eastern tons exclude legacy contracts covering approximately 1 million tons of steam coal subject to indexed pricing anticipated to range from $60 to $80 per ton. In 2010, committed and priced Eastern tons exclude 1 million tons of steam coal subject to collared pricing with an average top of $84.30, and 0.8 million tons of metallurgical coal subject to collared pricing with an average top of $194.91, as well as legacy contracts covering approximately 1 million tons of steam coal subject to indexed pricing anticipated to range from $65 to $85 per ton.

[4]	As of Oct. 3, 2008, compared to the midpoint of shipment guidance range.

– More –

Foundation Coal Announces Third Quarter 2008 Results	Page 7

ABOUT FOUNDATION COAL

Foundation Coal Holdings, Inc., through its affiliates, is a major U.S. coal producer operating mines and associated processing and loading facilities in Pennsylvania, West Virginia, and Wyoming. Through its subsidiaries Foundation Coal employs approximately 3,000 people and produces more than 70 million tons of coal annually, largely for utilities generating electricity. Foundation’s corporate offices are in Linthicum Heights, Md.

CONFERENCE CALL WEBCAST

Foundation Coal Holdings, Inc. will hold a conference call to discuss third quarter and year-to-date 2008 financials on Wednesday, Oct. 22, 2008, at 10 a.m. EDT. The call will be accessible through the internet at Foundation’s website: www.foundationcoal.com and will be archived at this location for a period of two weeks.

NON-GAAP DISCLOSURES

EBITDA, a measure used by management to evaluate its ongoing operations for internal planning and forecasting purposes, is defined as income (loss) from continuing operations, plus interest expense, net of interest income, income tax expense (benefit), charges for early debt extinguishment, and depreciation, depletion and amortization. Management believes EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies. Because not all companies use identical calculations, the company’s presentation of EBITDA may not be comparable to other similarly titled measures of other companies. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity.

Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as interest payments, tax payments and debt service requirements. The amounts shown for EBITDA as presented herein differ from the amounts calculated under the definition of EBITDA used in the company’s debt instruments. The definition of EBITDA as used in the company’s debt instruments is further adjusted for certain cash and non-cash charges/credits and is used to determine compliance with financial covenants and the ability to engage in certain activities such as incurring additional debt and making certain payments.

A reconciliation of the company’s non-GAAP to GAAP results is included as an exhibit to this release.

– More –

Foundation Coal Announces Third Quarter 2008 Results	Page 8

FORWARD-LOOKING STATEMENTS

Certain statements relating to the future prospects, developments, business strategies, analyses and other information that is based on forecasts of future results and estimates of amounts not yet determinable are forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) which can be identified as any statement that does not relate strictly to historical or current facts. The company has used the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project” and similar terms and phrases, including references to assumptions, to identify forward-looking statements. These forward-looking statements are made based on expectations and beliefs concerning future events affecting the company and are subject to uncertainties and factors relating to the company’s operations and business environment, all of which are difficult to predict and many of which are beyond the company’s control, that could cause the company’s actual results to differ materially from those matters expressed in or implied by these forward-looking statements. These factors include, but are not limited to: market demand for coal, electricity and steel; weather conditions or catastrophic weather-related damage; the company’s production capabilities; timing of reductions or increases in customer coal inventories; long-term coal supply arrangements; environmental laws, including those directly affecting the company’s coal mining and production, and those affecting the company’s customers’ coal usage; regulatory and court decisions; railroad, barge, trucking and other transportation performance and costs; assumptions concerning economically recoverable coal reserve estimates; employee workforce factors; changes in postretirement benefit and pension obligations; the company’s liquidity, results of operations and financial condition. The company advises investors that it discusses additional risk factors and uncertainties that could cause Foundation Coal Holdings Inc. actual results to differ from forward-looking statements in the company’s Form 10-K filed with the Securities and Exchange Commission (“SEC”) under the heading “Risk Factors”. The investor should keep in mind that any forward-looking statement made by the company in this news release or elsewhere speaks only as of the date on which the company makes it. New risks and uncertainties come up from time to time, and it is impossible for the company to predict these events or how they may affect the company. The company has no duty to, and does not intend to, update or revise the forward-looking statements in this news release after the date of issue, except as may be required by law. In light of these risks and uncertainties, the investor should keep in mind that any forward-looking statement made in this news release or elsewhere might not occur.

– More –

Foundation Coal Announces Third Quarter 2008 Results	Page 9

Foundation Coal Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In Millions Except Per Share Data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Tons sold	17.6	18.4	53.1	55.5

Revenues	$409.4	$359.1	$1,233.6	$1,122.5
Cost of coal sales	349.9	283.1	995.3	855.2
Selling, general & administrative expenses	16.0	14.3	53.2	45.0
Accretion on asset retirement obligations	3.0	2.6	8.4	7.5
Unrealized mark-to-market losses on derivatives	12.7	—	11.7	—
Employee and contract termination costs	—	2.3	—	14.3
Write-down of long-lived asset due contract dispute resolution	—	—	1.3	—
Depreciation, depletion and amortization	51.8	49.6	156.6	151.4
Amortization of coal supply agreements	0.2	(0.8)	1.5	(3.4)

(Loss) income from operations	(24.2)	8.0	5.6	52.5
Interest income	0.3	1.1	0.9	2.6
Interest expense:
Interest	(9.0)	(11.3)	(29.2)	(33.9)
Amortization of deferred financing costs	(0.5)	(0.5)	(1.4)	(1.4)
Surety bond and letter of credit fees	(1.7)	(1.6)	(4.8)	(4.4)

(Loss) income before income taxes and equity in losses of affiliates	(35.1)	(4.3)	(28.9)	15.4
Income tax benefit (expense)	2.8	6.2	(0.6)	7.3
Equity in earnings (losses) of affiliates	0.1	—	(1.0)	—

Net (loss) income	$(32.2)	$1.9	$(30.5)	$22.7

Earnings (loss) per common share:
Basic (loss) earnings per common share	$(0.71)	$0.04	$(0.67)	$0.50

Diluted (loss) earnings per common share	$(0.71)	$0.04	$(0.67)	$0.49

Weighted average shares oustanding:
Weighted average shares—basic	45.345	45.221	45.251	45.194
Weighted average shares—diluted	45.345	46.413	45.251	46.459

This information is intended to be reviewed in conjunction with the company’s filings with the U. S. Securities and Exchange Commission.

– More –

Foundation Coal Announces Third Quarter 2008 Results	Page 10

Foundation Coal Holdings, Inc. and Subsidiaries

Supplemental Financial Data

(In Millions, Except Per Ton Data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008		2007
Tons sold
Powder River Basin	13.0	13.3	37.2		38.8
Northern Appalachia	2.8 (1)	3.0	10.3	(1)	9.8
Central Appalachia	1.6	2.1	5.2		6.4
Illinois Basin & traded coal	0.2	—	0.4		0.5

Total	17.6	18.4	53.1		55.5

(1)    Includes 0.1 million tons of purchased coal sold at an average realization of $34.17 per ton and 0.7 million tons of purchased coal sold at an average realization of $35.44 per ton in the three and nine months ended September 30, 2008, respectively.

Average realized price per ton sold
Powder River Basin	$10.02	$9.05	$10.05		$9.14
Northern Appalachia	46.03	38.86	44.58		39.72
Central Appalachia	75.13	52.69	66.61		52.24
Illinois Basin and traded coal	99.63	42.05	89.71		31.87
Total	$22.72	$18.99	$22.84		$19.75
Revenue summary
Powder River Basin	$130.3	$120.6	$373.9		$354.6
Northern Appalachia	128.7	115.0	460.0		388.9
Central Appalachia	121.8	113.3	347.7		337.6
Illinois Basin and traded coal	19.9	1.9	30.8		15.7

Total coal sales	400.7	350.8	1,212.4		1,096.8
Other revenues	8.7	8.3	21.2		25.7

Total revenues	409.4	359.1	1,233.6		1,122.5
Cost of coal sales	349.9	283.1	995.3		855.2
Selling, general and administrative expenses	16.0	14.3	53.2		45.0
Accretion on asset retirement obligations	3.0	2.6	8.4		7.5
Unrealized mark-to-market losses on derivatives	12.7	—	11.7		—
Employee and contract termination costs	—	2.3	—		14.3
Write-down of long-lived asset due to contract dispute resolution	—	—	1.3		—

EBITDA	27.8	56.8	163.7		200.5
Depreciation, depletion and amortization	51.8	49.6	156.6		151.4
Amortization of coal supply agreements (credit)	0.2	(0.8)	1.5		(3.4)

(Loss) income from operations	$(24.2)	$8.0	$5.6		$52.5

Capital expenditures	$44.1	$44.7	$110.8		$120.8
Cash flow provided by operating activities	$20.6	$39.2	$152.3		$174.7
Adjusted EBITDA from Credit Agreement	$46.0	$63.8	$196.3		$228.2
Last twelve months Adjusted EBITDA from Credit Agreement	$275.6	$293.5	$275.6		$293.5
Adjusted EBITDA margin (Adjusted EBITDA/Revenues)	11.3%	17.8%	15.9%		20.3%

This information is intended to be reviewed in conjunction with the company’s filings with the U. S. Securities and Exchange Commission.

– More –

Foundation Coal Announces Third Quarter 2008 Results	Page 11

Foundation Coal Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In Millions)

	September 30, 2008	December 31, 2007
	(Unaudited)
Cash & cash equivalents	$23.6	$50.1
Trade accounts receivable	119.0	100.9
Inventories, net	45.3	44.1
Deferred income taxes	17.5	11.4
Other current assets	34.0	37.2

Total current assets	239.4	243.7
Property, plant and equipment, net	1,627.6	1,629.7
Coal supply agreements, net	8.1	20.6
Other noncurrent assets	22.8	14.2

Total assets	$1,897.9	$1,908.2

Current portion of long-term debt	$8.4	$—
Accounts payable and accrued expenses	208.3	204.2

Total current liabilities	216.7	204.2
Long-term debt	591.4	599.8
Coal supply agreements, net	5.6	9.4
Deferred income taxes	17.3	3.2
Other long-term liabilities	777.5	755.3

Total liabilities	1,608.5	1,571.9
Stockholders’ equity	289.4	336.3

Total liabilities and stockholders’ equity	$1,897.9	$1,908.2

This information is intended to be reviewed in conjunction with the company’s filings with the U. S. Securities and Exchange Commission.

– More –

Foundation Coal Announces Third Quarter 2008 Results	Page 12

Foundation Coal Holdings, Inc. and Subsidiaries

Reconciliation of EBITDA and Adjusted EBITDA per the Bank Credit Agreement

To Net (Loss) Income

(In Millions)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Net (loss) income	$(32.2)	$1.9	$(30.5)	$22.7
Depreciation, depletion and amortization	51.8	49.6	156.6	151.4
Amortization of coal supply agreements (credit)	0.2	(0.8)	1.5	(3.4)
Interest expense	9.0	11.3	29.2	33.9
Amortization of deferred financing costs	0.5	0.5	1.4	1.4
Surety bond and letter of credit fees	1.7	1.6	4.8	4.4
Interest income	(0.3)	(1.1)	(0.9)	(2.6)
Income tax (benefit) expense	(2.8)	(6.2)	0.6	(7.3)
(Earnings) losses from equity affiliate	(0.1)	—	1.0	—

EBITDA	$27.8	$56.8	$163.7	$200.5
Adjustments per Credit Agreement:
Accretion on asset retirement obligations	3.0	2.6	8.4	7.5
Employee and contract termination costs	—	2.3	—	14.3
Write-down of long-lived asset due to contract dispute resolution	—	—	1.3	—
Unrealized mark-to-market losses on derivatives	12.7	—	11.7	—
Non-cash stock-based compensation expense	2.1	1.6	10.2	4.6
Other	0.4	0.5	1.0	1.3

Adjusted EBITDA per Credit Agreement	$46.0	$63.8	$196.3	$228.2

Adjusted EBITDA per Credit Agreement for years ended December 31, 2007 and 2006, respectively			307.5	311.7
Adjusted EBITDA per Credit Agreement for nine months ended September 30, 2007 and 2006, respectively			(228.2)	(246.4)

Adjusted EBITDA per Credit Agreement for the twelve months ended September 30, 2008 and 2007, respectively			$275.6	$293.5

This information is intended to be reviewed in conjunction with the company's filings with the U. S. Securities and Exchange Commission.

– More –

Foundation Coal Announces Third Quarter 2008 Results	Page 13

Foundation Coal Holdings, Inc. and Subsidiaries

Reconciliation of Non-GAAP Measures to Net Income

(In Millions, Except Per Share Data)

(Unaudited)

Net Income Available to Common Shareholders and Earnings Per Common Share Excluding Special Items:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Net (loss) income as reported	$(32.2)	$1.9	$(30.5)	$22.7
Stock-based compensation expense primarily related to modification of vesting conditions and other matters	—	—	3.3	—
Income tax impact of stock-based compensation	—	—	(0.5)	—
Write-down of long-lived asset due to contract dispute resolution	—	—	1.3	—
Income tax impact of above write-down of long-lived asset	—	—	(0.1)	—
Unrealized mark-to-market losses on derviatives	12.7	—	11.7	—
Income tax impact of above unrealized mark-to-market losses	(1.5)	—	(1.4)	—
Employee and contract termination costs	—	2.3	—	14.3
Income tax impact of employee and contract termination costs	—	(0.9)	—	(5.6)
Premium refund settlement from Combined Benefit Fund	—	—	—	(1.4)
Income tax impact of premium refund from Combined Benefit Fund	—	—	—	0.6

Net (loss) income excluding special items	$(21.0)	$3.3	$(16.2)	$30.6

Earnings per common share excluding special items:
Basic (loss) earnings per common share excluding special items	$(0.46)	$0.07	$(0.36)	$0.68

Diluted (loss) earnings per common share excluding special items	$(0.46)	$0.07	$(0.36)	$0.66

Weighted average shares outstanding:
Weighted average shares—basic	45.345	45.221	45.251	45.194
Weighted average shares—diluted	45.345	46.413	45.251	46.459

This information is intended to be reviewed in conjunction with the company’s filings with the U. S. Securities and Exchange Commission.

– More –